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|FORM 4|
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                                                          OMB APPROVAL
[ ] Check this box if no longer subject           ------------------------------
    to Section 16. Form 4 or Form 5               OMB Number:          3235-0287
    obligations may continue.  See                Expires:      January 31, 2005
    Instruction 1(b).                             Estimated average burden
                                                  hours per response.........0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Phelps                             Tom                  M.
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   (Last)                           (First)             (Middle)

                           2324 Country Meadows Drive
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                                    (Street)

   Clovis                             NM                 88101
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Alamosa Holdings, Inc. APS
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, If An Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     1/27/03
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5.   If Amendment, Date of Original (Month/Day/Year)

     11/06/02
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6.   Relationship of Reporting Persons to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                       2A.                       Securities Acquired (A) or      Beneficially   ship
                            2.         Deemed       3.           Disposed of (D)                 Owned          Form:     7.
                            Trans-     Execution    Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            action     Date, if     Code         ------------------------------- Reported       (D) or    Indirect
1.                          Date       any          (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           (Month/    (Month/      ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  Day/Year)  Day/Year      Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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                                     (Over)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the Form is filed by more than one Reporting Person, see
Instruction 4(b)(v).

                                                                 SEC 1474 (7-96)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          Deriv-    ship
                                                                                                          ative     Form
           2.                                                                                             Secur-    of
           Conver-                              5.                              7.                        ities     Deriv-   11.
           sion                                 Number of                       Title and Amount          Bene-     ative    Nature
           or                                   Derivative    6.                of Underlying     8.      ficially  Secur-   of
           Exer-             3A.       4.       Securities    Date              Securities        Price   Owned     ity:     In-
           cise              Deemed    Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
           Price   3.        Execut-   action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.         of      Trans-    ion       Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of   Deriv-  action    Date if   (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative ative   Date      any       8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security   Secur-  (Month/   (Month/   ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3) ity     Day/Year) Day/Year) Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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Employee
Stock Option
(right to                                                                       Common
buy)         $.23    9/30/02             A       27,857       9/30/02  9/30/12  Stock     27,857          27,857       D
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Explanation of Responses:

On November 6, 2002, the reporting person mistakenly reported a stock option grant on Table I instead of Table II


            /s/ Tom M. Phelps                                   1/27/03
---------------------------------------------            -----------------------
      Name: [Name of Filing Person]                              Date

      **Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                 SEC 1474 (7-96)

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